NUTEX HEALTH reports FIRST quarter 2025 financial results

●	Total revenue of $211.8 million Versus $67.5 Million IN q1 2024, an increase of 213.8%
●	NET INCOME ATTRIBUTABLE TO nUTEX hEALTH iNC. OF $14.6 MILLION VERSUS Net LOSS OF $0.4 MILLION IN q1 2024
●	Diluted EPS of $2.56 per share Versus $(0.08) per share in q1 2024
●	EBITDA OF $43.1 MILLION VERSUS $7.1 MILLION in ebitda in q1 2024, AN INCREASE OF 507.0%
●	ADJUSTED EBITDA OF $72.8 MILLION VERSUS $(0.4) MILLION IN q1 2024
●	Net cash from operating activities of $51.0 million
●	COMPANY BELIEVES ITs ARBITRATION EFFORTS THROUGH THE independent dispute resolution (IDR) PROCESS HAVE RESULTED IN MORE FAIR AND REASONABLE PAYMENTS

HOUSTON, TX − (PRNewswire) – MAY 13th, 2025 – Nutex Health Inc. (“Nutex Health” or the “Company”) (NASDAQ: NUTX), a physician-led, integrated healthcare delivery system comprised of 24 state-of-the-art micro hospitals and hospital outpatient departments (HOPDs) in 11 states and primary care-centric, risk-bearing physician networks, today announced first quarter 2025 financial results for the three months ended March 31, 2025.

Financial highlights for the three months ended March 31, 2025:

●	Total revenue increased $144.3 million to $211.8 million for the three months ended March 31, 2025 as compared to total revenue of $67.5 million for the same period in 2024, an increase of 213.8%. Revenue from mature hospitals, which are hospitals opened prior to December 31, 2022, increased by 186.5% in 2025 compared to 2024.
●	The arbitration process resulted in approximately $105.0 million more in revenue in the three months ended March 31, 2025 than the same period in 2024, which amounted to 73.1% of the $144.3 million revenue increase. Of the $105.0 million in arbitration revenue, $60.0 million, $26.0 million and $19.0 million related to dates of services for the first quarter 2025, fourth quarter 2024 and pre-fourth quarter 2024, respectively.
●	Total stock-based compensation expense for the three months ended March 31, 2025 was $36.1 million compared to less than $0.1 million for the same period in 2024. Approximately 99% of total stock-based compensation expense of $36.1 million is due to the one-time obligations for under-construction and ramping hospitals.
●	Operating income for the three months ended March 31, 2025 was $72.2 million compared to $1.5 million for the same period in 2024, representing a $70.7 million improvement year over year.
●	Net income attributable to Nutex Health for the three months ended March 31, 2025 of $14.6 million as compared to net loss attributable to Nutex Health of $0.4 million for the same period in 2024. The $14.6 million in net income includes non-cash stock-based compensation expense of $36.1 million, while the $0.4 million net loss includes no non-cash stock-based compensation expense.
●	EBITDA attributable to Nutex Health of $43.1 million, as compared to EBITDA attributable to Nutex Health of $7.1 million for the three months ended March 31, 2024, an increase of 507.0%.
●	Adjusted EBITDA attributable to Nutex Health of $72.8 million, as compared to Adjusted EBITDA attributable to Nutex Health of $(0.4) million for the three months ended March 31, 2024.
●	Total visits at the Hospital Division were 48,269 for the three months ended March 31, 2025, as compared to 40,068 for the same period in 2024, an increase of 8,201 or 20.5%. Visits at mature hospitals increased by 5.3% in the three months ended March 31, 2025 as compared to the same period in 2024.
●	Net cash from operating activities of $51.0 million for the three months ended March 31, 2025.
●	As of March 31, 2025, the Company had total assets of $761.9 million, including cash and cash equivalents of $87.7 million, and long-term debt of $21.7 million.

Note: EBITDA and Adjusted EBITDA are non-GAAP financial metrics. A reconciliation of non-GAAP to GAAP measures is included below in this earnings release.

“We are excited to provide yet another solid quarter with $14.6 million in net income, a record high gross profit of 56%, a record high $51.0 million in net cash from operating activities and a record high cash balance of $87.7 million, highlighting the company's continued financial strength as we execute on our growth plan for 2025,” stated Jon Bates, Chief Financial Officer of Nutex Health.

"In 2024, Nutex Health achieved significant operational improvements across all key metrics. Total hospital division visits increased by 20.5%, driven by higher ER acuity and an enhanced service mix, with greater focus on observation patients and inpatients. In 2025, we will continue optimizing operations and maintaining a lean cost structure to support sustained growth," said Josh DeTillio, Chief Operating Officer of Nutex Health.

“The great momentum that we started in 2024 is continuing into the first quarter of 2025.  We are now seeing more consistent financial results stemming from a combination of volume growth and operational efficiency, with more fair and reasonable payments from the arbitration process.  We still have a lot of work ahead of us, but the positive trend is very encouraging. We would like to thank our team of physicians and team members nationwide for working in alignment to get us to where we are this quarter,” stated Tom Vo, M.D., MBA, Chairman and Chief Executive Officer of Nutex Health.

For more details on the Company’s first quarter 2025 financial results, please refer to our Quarterly Report on Form 10-Q filed with the U.S. Securities & Exchange Commission and accessible at www.sec.gov.

NUTEX HEALTH INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$87,670	$43,581
Accounts receivable	295,082	232,449
Accounts receivable - related parties	4,258	3,602
Inventories	3,118	2,850
Prepaid expenses and other current assets	11,389	9,998
Total current assets	401,517	292,480
Property and equipment, net	76,431	77,933
Operating right-of-use assets	27,466	27,872
Finance right-of-use assets	216,193	218,889
Intangible assets, net	15,205	15,530
Goodwill, net	13,919	13,919
Deferred tax assets	10,487	7,987
Other assets	698	711
Total assets	$761,916	$655,321

Liabilities and Equity
Current liabilities:
Accounts payable	$19,836	$9,614
Accounts payable - related parties	5,679	4,345
Lines of credit	7,126	3,554
Current portion of long-term debt	13,635	14,395
Operating lease liabilities, current portion	2,103	2,080
Finance lease liabilities, current portion	8,027	7,705
Accrued arbitration expenses	51,803	47,742
Accrued income tax expense	43,718	25,989
Accrued expenses and other current liabilities	24,639	25,442
Total current liabilities	176,566	140,866
Long-term debt, net	21,733	22,466
Operating lease liabilities, net	30,350	30,617
Finance lease liabilities, net	258,387	259,479
Total liabilities	487,036	453,428

Commitments and contingencies (Note 9)

Equity:
Common stock, $0.001 par value; 950,000,000 shares authorized; 5,528,448 and 5,511,452 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	6	6
Additional paid-in capital	539,361	503,233
Accumulated deficit	(342,259)	(356,893)
Nutex Health Inc. equity	197,108	146,346
Noncontrolling interests	77,772	55,547
Total equity	274,880	201,893
Total liabilities and equity	$761,916	$655,321

NUTEX HEALTH INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(In thousands, except share and per share amounts)	2025	2024
Revenue:
Hospital division	$203,947	$60,029
Population health management division	7,842	7,424
Total revenue	211,789	67,453

Operating costs and expenses:
Payroll	34,860	27,003
Contract services	38,655	11,319
Medical supplies	3,801	5,322
Depreciation and amortization	5,092	4,186
Other	11,043	9,466
Total operating costs and expenses	93,451	57,296

Gross profit	118,338	10,157

Corporate and other costs:
Stock-based compensation	36,094	49
General and administrative expenses	10,035	8,658
Total corporate and other costs	46,129	8,707

Operating income	72,209	1,450

Interest expense, net	6,120	4,444
Gain on warrant liability	-	(2,601)
Other (income) expense	3,325	(241)
Income (loss) before taxes	62,764	(152)

Income tax expense	18,541	390

Net income (loss)	44,223	(542)

Less: net income (loss) attributable to noncontrolling interests	29,589	(178)

Net income (loss) attributable to Nutex Health Inc.	$14,634	$(364)

Income (loss) per common share:
Basic	$2.65	$(0.08)
Diluted	$2.56	$(0.08)

NUTEX HEALTH INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2025	2024
Cash flows from operating activities:
Net income (loss)	$44,223	$(542)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	5,092	4,186
Gain on warrant liability	-	(2,601)
Stock-based compensation expense	36,094	49
Deferred tax (benefit) expense	(2,500)	(95)
Debt accretion expense	253	365
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(62,633)	(2,909)
Accounts receivable - related party	(656)	(62)
Inventories	(268)	415
Prepaid expenses and other current assets	(1,378)	796
Operating right-of-use assets	406	273
Accounts payable	10,222	(1,681)
Accounts payable - related party	1,334	475
Operating lease liabilities	(245)	(376)
Accrued arbitration expenses	4,061	-
Accrued income tax expense	17,729	-
Accrued expenses and other current liabilities	(769)	4,758
Net cash from operating activities	50,965	3,051

Cash flows from investing activities:
Acquisitions of property and equipment	(64)	(733)
Net cash from investing activities	(64)	(733)

Cash flows from financing activities:
Proceeds from lines of credit	3,864	-
Proceeds from long-term debt	157	2,915
Repayments of lines of credit	(292)	(595)
Repayments of long-term debt	(1,810)	(4,388)
Repayments of finance leases	(1,367)	(968)
Proceeds from common stock issuance, net issuance costs	-	9,203
Members' distributions	(7,364)	(481)
Net cash from financing activities	(6,812)	5,686
Net change in cash, cash equivalents and restricted cash	44,089	8,004
Cash, cash equivalents and restricted cash - beginning of the period	43,581	22,002
Cash, cash equivalents and restricted cash - end of the period	$87,670	$30,006

Non-GAAP Financial Measures (Unaudited)

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe EBITDA and Adjusted EBITDA are useful because it allows us to more effectively evaluate our operating performance.

We define EBITDA as net income (loss) attributable to Nutex Health Inc. plus interest expense, income taxes, depreciation and amortization.

We define Adjusted EBITDA as net income (loss) attributable to Nutex Health Inc. plus net interest expense, income taxes, depreciation and amortization, further adjusted for stock-based compensation, certain defined items of expense and any acquisition-related costs and impairments. Interest expense includes interest on lease liabilities, which is a component of total finance lease cost. A reconciliation of net income to Adjusted EBITDA is included below.

Beginning in the first quarter of 2025, we have updated our presentation of Adjusted EBITDA to separately disclose finance lease payments related to leases under ASC 842, which were previously included in interest expense, net and depreciation and amortization. We believe this change provides greater transparency into our operating performance.

Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three Months Ended March 31,
	2025		2024
Reconciliation of net income (loss) attributable to Nutex Health Inc. to Adjusted EBITDA:	(Updated)	(Prior)	(Updated)	(Prior)
Net income (loss) attributable to Nutex Health Inc.	$14,634	$14,634	$(364)	$(364)
Depreciation and amortization	5,092	5,092	4,186	4,186
Interest expense, net	6,120	6,120	4,444	4,444
Income tax expense	18,541	18,541	390	390
Allocation to noncontrolling interests	(1,297)	(1,297)	(1,544)	(1,544)
EBITDA	43,090	43,090	7,112	7,112
Gain on warrant liability	-	-	(2,601)	(2,601)
Finance lease payments(1)	(6,363)	-	(4,972)	-
Stock-based compensation	36,094	36,094	49	49
Adjusted EBITDA	$72,821	$79,184	$(412)	$4,560

(1) Finance lease payments consist of cash payments for financing leases under ASC 842, which should be deducted from EBITDA. We believe this change is useful to investors to evaluate the ongoing operating performance of our business.

About Nutex Health Inc.

Headquartered in Houston, Texas and founded in 2011, Nutex Health Inc. (NASDAQ: NUTX) is a healthcare management and operations company with two divisions: a Hospital Division and a Population Health Management Division.

The Hospital Division owns, develops and operates innovative health care models, including micro-hospitals, specialty hospitals, and hospital outpatient departments (HOPDs). This division owns and operates 24 facilities in 11 states.

The Population Health Management division owns and operates provider networks such as Independent Physician Associations (IPAs). Through our Management Services Organization (MSO), we provide management, administrative and other support services to our affiliated hospitals and physician groups.

Forward-Looking Statements

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. When used in this press release, the words or phrases “will”, "will likely result," "expected to," "will continue," "anticipated," "estimate," "projected," "intend," “goal,” or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, many of which are beyond the control of the Company.  Such uncertainties and risks include, but are not limited to, our ability to successfully execute our growth strategy, changes in laws or regulations, including the interim final and final rules implemented under the No Surprises Act , economic conditions, dependence on management, dilution to stockholders, lack of capital, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth and demand for products and services of the Company, newly developing technologies, the Company’s ability to compete, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition and the ability of the Company to obtain future financing. An extensive list of factors that can affect future results are discussed in the Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Report on Form 10-Q for the three months ended March 31, 2025 under the heading “Risk Factors” in Part II, Item IA thereof, and other documents filed from time to time with the Securities and Exchange Commission. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release.

FOR ADDITIONAL INFORMATION:

Nutex Health, Inc.

Jennifer Rodriguez – Investor Relations

investors@nutexhealth.com

– Media Contact

jrodriguez@nutexhealth.com